Exhibit 10.3

PORTIONS OF INFORMATION CONTAINED IN THIS AGREEMENT HAVE BEEN
EXCLUDED FROM THIS AGREEMENT BECAUSE THEY ARE BOTH NOT MATERIAL AND
THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
EXCLUDED INFORMATION IS MARKED AS [***] BELOW
LANDFILL GAS PURCHASE AND SALE AGREEMENT
Between
GUADALUPE RUBBISH DISPOSAL CO., INC.
And
GUADALUPE RENEWABLE ENERGY LLC
Dated as of August 28     , 2023

LANDFILL GAS PURCHASE AND SALE AGREEMENT
This LANDFILL GAS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and dated as of     August 28    , 2023 (“Effective Date”), between Guadalupe Rubbish Disposal Co., Inc. (“Seller”), a California corporation and Guadalupe Renewable Energy LLC (“Purchaser”), a Delaware limited liability company.
RECITALS
WHEREAS, Seller owns and operates the Landfill;
WHEREAS, LFG (as defined below) is produced within the Landfill as a by-product of the decomposition of refuse;
WHEREAS, Seller owns a system of wells, pipes, and ancillary equipment at the Landfill in order to collect and extract LFG from the Landfill (the “Collection System”);
WHEREAS, Purchaser’s Facility (as defined below) will be constructed on a portion of the real property where the Landfill is located, which real property Purchaser intends to lease from Seller or its Affiliate pursuant to a Lease Agreement executed on the Effective Date;
WHEREAS, Purchaser desires to purchase LFG collected by the Collection System to process in Purchaser’s Facility; and
WHEREAS, Seller and Purchaser desire to enter into this Agreement for the sale and purchase of LFG collected and extracted from the Landfill for processing at Purchaser’s Facility, on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, Seller and Purchaser agree as follows:
Article I
DEFINITIONS
Section 1.1Definitions. When used in this Agreement, the following terms shall have the meanings specified below:
“AAA” has the meaning set forth in Section 13.3.3.
“AAA Rules” has the meaning set forth in Section 13.3.3.
“Affiliate” means, of any Person, means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified, provided that notwithstanding anything in this Agreement to the contrary, Seller is not an Affiliate of Purchaser and vice versa. For purposes of this definition, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationships as in fact results in actual control over the management, business and affairs of an entity, shall also be deemed to constitute control.
“Agreement” means this Landfill Gas Purchase and Sale Agreement, including all Schedules and Attachments attached hereto, and any amendments hereto.

“Applicable Law” means any law (including common law), statute, act, decree, ordinance, rule, directive (to the extent having the force of law), tariff, order, treaty, Permit, code or regulation or any binding interpretation of any of the foregoing, as enacted, issued or promulgated by any Governmental Authority, including all amendments, modifications, extensions, replacements or re-enactments thereof, in each case applicable to and binding upon such Person or any of its properties or to which such Person or any of its property is subject.
“Authorized Representative(s)” means Seller’s Authorized Representative or Purchaser’s Authorized Representative, or both, as the context requires.
“Billing Year” means each calendar year during the Term of this Agreement, except that (a) the first Billing Year shall commence on the Delivery and Purchase Commencement Date and end on the first December 31st following such date and (b) the last Billing Year shall end at the end of the Term, or if applicable, upon the earlier termination of this Agreement.
“Books and Records” has the meaning set forth in Section 5.3.1.
“Business Day” means a Day other than a Saturday, Sunday, or other Day on which banks in Houston, Texas are authorized or required to close.
“Collection Improvement Proposals” has the meaning set forth in Section 4.6.2.
“Collection System” has the meaning set forth in the recitals hereto.
“Condensate” means the liquid resulting from the condensation of water generated from the operation of Purchaser’s Facility.
“Conditions Precedent to Seller’s Delivery Obligations” shall have the meaning specified in Section 3.6.
“Day” means each twenty-four-hour period beginning at 12:01am in the time zone where the Landfill is located.
“Delivery and Purchase Commencement Date” means the period of time commencing upon the achievement of the Conditions Precedent to Seller’s Delivery Obligations, as memorialized in a certificate issued by a duly authorized officer of Purchaser.
“Delivery Point” means the point of interconnection between facilities of the Seller and Purchaser’s Facility.
“Disclosing Party” has the meaning set forth in Section 13.15 of this Agreement.
“Dispute” has the meaning set forth in Section 13.3.1.
“Effective Date” has the meaning set forth in the preamble of this Agreement.
“Environmental Attributes” means any and all credits, benefits, emissions reductions, offsets, incentive payments, and allowances of any kind or nature, howsoever entitled, attributable to the environmental and renewable attributes associated with the processing or utilization of LFG and the production of electricity or any other product, including the production and delivery of electricity for use with electric vehicles or for any other purpose intended as renewable energy or for reduction of air emissions of any kind or nature or for any other environmental benefit of any kind or nature, in each case whether now existing or later arising. Environmental Attributes currently include, for example: (i) renewable energy credits created as a result of generating electricity from a renewable feedstock, (ii) renewable identification numbers or low carbon fuel standard credits, (iii) any avoided emissions of pollutants to the air, soil or water such as methane (CH4) and other greenhouse gases (GHGs) defined in 40 CFR 98.6 or that have been determined by the United Nations Intergovernmental Panel on Climate Change, or otherwise by law, to contribute to the actual or potential threat of altering the Earth’s climate by trapping heat in the atmosphere; provided that sulfur oxides (SOx), nitrogen oxides (NOx), and carbon monoxide (CO) are expressly excluded from the definition of Environmental Attributes, and (iv) the reporting rights to any of these Environmental Attributes or avoided emissions; (v) Renewable Identification Numbers (“RINs”); (vi) Electric Renewable Identification Numbers (“E-RINs”), and (vii) Low Carbon Fuel Standard or equivalent credits issued by any state (“LCFS”).
“Environmental Law” means any Applicable Law which pertains to human health and safety (to the extent related to the handling of, or exposure to, any Hazardous Substance), pollution or protection of the environment or natural resources (including but not limited to soil, land surface or subsurface strata, ambient air, surface water or groundwater), or the use, production, generation, handling, transportation, treatment, testing, recycling, storage, disposal, discharge, release, or cleanup of Hazardous Substances.
“Event of Default” has the meaning set forth in Section 9.1.
“Extension Fee” has the meaning set forth in Section 9.1(h)(ii).
“Force Majeure Event” has the meaning set forth in Section 10.1.
“GAAP” means United States generally accepted accounting principles consistently applied.
“Governmental Authority” means any foreign, federal, state, county, municipal, district, or other local governmental entity, tribal, local or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, court, tribunal, arbitrating body or other governmental authority.
“Gross Revenues” means the amount of cash received (net of transaction costs including dispensing fees) by Purchaser in a calendar month arising from the sale of production of electricity from LFG supplied by Seller to Purchaser at Purchaser’s Facility, including, without duplication, from (i) the sale by Purchaser of Environmental Attributes associated with electricity produced at Purchaser’s Facility, and (ii) the commodity sale of Products produced at Purchaser’s Facility.
“Hazardous Substance” means any material, substance or waste that is subject to regulation, investigation, control, or remediation under any Environmental Law, including any material, substance or waste that is defined as a “hazardous material,” “hazardous substance,” “hazardous waste,” “toxic waste” or “toxic substance.”
“Indemnified Party” has the meaning set forth in Section 11.2.1.
“Indemnifying Party” has the meaning set forth in Section 11.2.1.
“Independent Engineer” has the meaning set forth in Section 13.3.2.
“Landfill” has the meaning set forth in the Lease Agreement.
“Landfill Operations” has the meaning set forth in Section 2.1.6 of the Lease Agreement.

“Lease Agreement” means that Lease Agreement by and between Purchaser and Seller (or an Affiliate of Seller) pursuant to which Purchaser leases from Seller (or an Affiliate of Seller) the real property where Purchaser’s Facility are or will be located.
“Lender” has the meaning set forth in Section 13.14.
“LFG” or “Landfill Gas” means the gases and their constituents, including methane, carbon dioxide and other gases produced by the decomposition of matter within the Landfill, above the liner on top of which the solid waste is deposited and below the cap covering the solid waste deposited at the Landfill, as such landfill gas may exist from time to time.
“Losses” has the meaning set forth in Section 11.1.1.
“MMBtu” means one million (1,000,000) British Thermal Units.
“Notice” has the meaning set forth in Section 13.1.
“Outside Date” has the meaning set forth in Section 9.1(h).
“Party” shall mean Seller or Purchaser, as applicable, and “Parties” shall mean both Seller and Purchaser.
“Party Representative Negotiations” has the meaning set forth in Section 13.3.1.
“Permit” means all approvals, rulings, certifications, judgments, decrees, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, licenses, filings, tariffs and rates which are required under Applicable Law to be obtained or maintained by either Party in connection with the performance of its obligations pursuant to this Agreement.
“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.
“Personnel” means, with respect to a Person, the employees, officers, directors, agents, representatives, partners, consultants, engineers, invitees, subcontractors and vendors of (a) such Person, (b) any of its Affiliates, or (c) any of its subcontractors or vendors of any tier.
“Products” means Environmental Attributes, electricity, and diesel, naphtha, wax and other hydrocarbon products produced (directly or indirectly) by Purchaser, Lessee, or their Affiliates from the Recovered Landfill Gas.
“Punitive Damages” has the meaning set forth in Section 13.3.3(f).
“Purchase Obligation” has the meaning set forth in Section 4.1.2.
“Purchaser’s Facility” means all facilities that are engineered, designed, constructed and installed on Seller’s (or its Affiliates’) property by and/or for Purchaser, as approved by Seller pursuant to Section 7.2 of the Lease Agreement.
“Purchaser Persons” has the meaning set forth in Section 11.1.2.
“Purchaser’s Permits” has the meaning set forth in Section 3.3.1.
“Quarterly Reviews” has the meaning set forth in Section 4.6.2.

“Receiving Party” has the meaning set forth in Section 13.15 of this Agreement.
“Royalty” means the sum of (i) [***] percent ([***]%) of electricity Gross Revenues received by Purchaser and (ii) [***] percent ([***]%) of e-RIN Gross Revenues received by Purchaser, in the applicable calendar month.
“Seller” has the meaning set forth in the preamble of this Agreement.
“Seller Persons” has the meaning set forth in Section 11.1.1.
“Substantial Completion” means (i) the Purchaser’s Facility has been constructed in accordance with the applicable design requirements, except for punch list work which is not necessary to safely run the Purchaser’s Facility, (ii) all pre-operational testing and startup activities, have been performed successfully, and (iii) the Purchaser’s Facility is sufficiently complete such that it can be operated for its intended purpose.
“Taxes” means:
(a)any taxes, customs, duties, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, windfall profit, severance, real and personal property, production, sales, use, license, excise, franchise, net worth, employment, occupation, payroll, withholding, social security, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty, fee (including any franchise fee or similar fee), levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto; and
(b)any liability for the payment of amounts with respect to payment of a type described in clause (a), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.
“Term” means that period of time described in Article II.
“Utility” means the natural gas utility, whether local distribution company or interstate pipeline, to which the electricity produced by Purchaser’s Facility is delivered for the delivery to third parties.
Section 1.2Construction of Certain Terms and Phrases.
1.1.1All exhibits, annexes, and schedules attached to this Agreement are incorporated herein by this reference and made a part hereof for all purposes. References to sections, exhibits, annexes and schedules are, unless otherwise indicated, references to sections, exhibits, annexes and schedules to this Agreement. References to a section shall mean the referenced section and all sub-sections thereof;
1.1.2As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, financial and accounting terms not defined in this Agreement or in any such certificate or other document, and financial and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, will have the respective meanings given to them under GAAP. To the extent that the definitions of financial and accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document will control;
1.1.3The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified. The terms “includes” or “including” will mean “including without limitation;”
1.1.4The definitions contained in this Agreement are applicable to the singular, as well as the plural forms of such terms and to the masculine, as well as to the feminine and neuter genders of such terms;
1.1.5Unless the context otherwise requires, the capitalized terms used in this Agreement shall have the definitions set forth in this Article I;
1.1.6Any capitalized term used but not defined in this Agreement shall have the meaning given to such term in the Lease Agreement. Any term not defined in this Article I or elsewhere in this Agreement (including an amendment or exhibit) or in the Lease Agreement that is used in this Agreement, shall have its plain meaning in common English usage provided that words and abbreviations having well-known meaning in the United States LFG production industry shall have those meanings;
1.1.7Any agreement or instrument defined or referred to herein or in any instrument or certificate delivered in connection herewith means (unless otherwise indicated herein) such agreement or instrument as from time to time amended, amended and restated, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein;
1.1.8Reference to a Governmental Authority shall include an entity succeeding to its functions;
1.1.9All documents required to be provided under this Agreement shall be in English;
1.1.10References to any statute, code or statutory provision are to be construed as a reference to the same as it exists as of the Effective Date, and includes references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires;
1.1.11All monetary amounts contained in this Agreement refer to the currency of the United States.
Article II
TERM
The Term of this Agreement shall commence on the Effective Date and shall continue in effect for a period of twenty-five (25) years from the first Day of the month following the Delivery and Purchase Commencement Date, unless terminated earlier pursuant to the terms of this Agreement (the “Term”).

Article III
CONSTRUCTION, TESTING AND START-UP OBLIGATIONS
Section 1.1Cooperation Regarding Construction, Testing and Start-Up Obligations. The Parties shall cooperate in good faith with each other in connection with the construction, testing and startup tasks required to perform the Parties’ obligations hereunder.
Section 1.2Timeline for Construction. An indicative timeline for the completion of the construction, testing and start-up tasks is set forth in Exhibit A.
Section 1.3Permits.
1.1.1Purchaser Permits. Except for any (a) Designated WM Permits (as defined in the Lease Agreement), Purchaser shall, at its sole cost take all steps reasonably necessary to obtain and maintain in effect all Permits required in connection with the performance of its obligations hereunder, including without limitation an air Permit pursuant to Regulation 2, Rule 1 (Permits – General Requirements) issued by the BAAQMD (collectively, “Purchaser’s Permits”).
1.1.2Cooperation Regarding Permits. Upon request, Seller shall reasonably assist Purchaser in connection with obtaining any Purchaser’s Permits with all of Seller’s costs related to obtaining such Purchaser’s Permits (including, without limitation, Seller’s reasonable legal fees and expenses) to be borne by Purchaser;
Section 1.4Compliance with Laws. During the Term, Purchaser shall comply with all Applicable Laws in the performance of its obligations under this Agreement.
Section 1.5Design, Construction and Operation of Purchaser’s Facility. Purchaser (or its Affiliate) shall design and build Purchaser’s Facility in accordance with Sections 7.1 and 7.2 of the Lease Agreement. During the Term, Purchaser shall operate (or cause the operation of) Purchaser’s Facility in compliance with all Applicable Laws, authorizations, applicable Purchaser contracts, and Section 7.3 of the Lease Agreement.
Section 1.6Conditions Precedent to Seller’s LFG Delivery Obligations. Seller’s obligation to deliver LFG pursuant to Section 4.1.2 of this Agreement is subject to the satisfaction or waiver by Seller of each of the conditions set forth in this Section 3.6 (the “Conditions Precedent to Seller’s Delivery Obligations”). Purchaser shall provide reasonable documentation to support each certification provided to Seller as described herein.
1.1.1Purchaser Permits. Purchaser shall have certified to Seller that all Purchaser Permits have been obtained and are in full force and effect.
1.1.2Purchaser’s Facility. (a) Purchaser has provided Seller with a certificate issued by Purchaser’s contractor and accepted by Purchaser stating that Purchaser’s Facility achieved Substantial Completion, (b) Purchaser’s Facility is able to produce electricity that can be delivered to a Utility, and (c) Purchaser’s Facility is able to receive and process LFG delivered by Seller as contemplated by this Agreement.
1.1.3Rental Payment. Purchaser (or its Affiliate) shall have paid Seller (or its Affiliate) all rental payments required pursuant to Section 6.1(a) of the Lease Agreement.

Article IV
LFG DELIVERY AND PURCHASE OBLIGATIONS
Section 1.1Purchase and Delivery Obligations.
1.1.1Prior to Delivery and Purchase Commencement Date. During the period prior to the Delivery and Purchase Commencement Date, Seller shall make available to Purchaser at the Delivery Point and sell to Purchaser all LFG (together with all associated Environmental Attributes) collected from the Landfill up to such amounts required by Purchaser for the purpose of testing the Purchaser’s Facility, and subject to Section 4.4, Purchaser shall accept and purchase all LFG (together with all associated Environmental Attributes) delivered to Purchaser at the Delivery Point up to such amounts required by Purchaser for the purpose of testing the Purchaser’s Facility.
1.1.2LFG Delivery and Purchase Obligations. Upon and following the Delivery and Purchase Commencement Date, subject to Sections 4.2 and 4.3, Seller shall make available to Purchaser at the Delivery Point and sell to Purchaser all LFG (together with all associated Environmental Attributes) collected from the Landfill, and subject to Section 4.4, Purchaser shall accept and purchase all LFG (together with all associated Environmental Attributes) delivered to Purchaser at the Delivery Point up to one hundred percent (100%) of the design capacity of Purchaser’s Facility (the “Purchase Obligation”). Seller shall have the right at all times to use or consume any quantity of LFG if Seller determines in its sole judgment that such use or consumption is necessary for compliance with Applicable Laws or Permits, without liability to Purchaser even if such use or consumption of LFG reduces the quantity or quality of LFG delivered to Purchaser pursuant to this Agreement.
Section 1.2Excused LFG Delivery. Seller’s delivery and sale obligation shall be excused to the extent prevented due to (a) a Force Majeure Event; (b) an act or omission of Purchaser, or (c) Seller’s use, consumption, or destruction of LFG as permitted pursuant to Sections 4.1.2 and 4.4 and if necessary to comply with Applicable Law. Any such interruption or reduction of delivery of LFG shall be discontinued as soon as reasonably practicable.
Section 1.3Excused Interruption of LFG Acceptance Obligation. If Purchaser fails to accept LFG (a) due to a Force Majeure Event; (b) due to an act or omission of Seller in violation of this Agreement; or (c) methane concentrations of LFG falling below forty-five percent (45%) for more than one Day as averaged over no less than a consecutive twenty-four hour period (as measured using a mutually agreed upon device), then Purchaser’s interruption of its acceptance and purchase of LFG shall be excused. Any such interruption in the purchase of LFG or reduction in quantity of LFG purchased shall be discontinued as soon as reasonably practicable.
Section 1.4Diversion of LFG Not Accepted by Purchaser. Purchaser’s Facility shall be designed to divert from the Delivery Point and return to Seller any LFG that Purchaser does not accept. Seller shall have no obligation to Purchaser with respect to any such LFG after diversion of such LFG, and Seller shall be free to destroy, sell, process, consume or take any other action with respect to such LFG that Purchaser does not accept, including using such LFG as fuel to generate electric energy or renewable fuel, without liability or obligation to Purchaser.
Section 1.5Title to Landfill Gas.
1.1.1Warranty of Title. Seller represents and warrants that it will have good title to all LFG delivered hereunder, free and clear of liens and encumbrances.

1.1.2Transfer of Title. Title to, and control and possession of LFG sold and purchased hereunder shall transfer to Purchaser at the Delivery Point free and clear of all liens and encumbrances.
1.1.3Indemnity. Subject to the provisions of Article XI:
(a)Seller assumes full responsibility and liability for and shall indemnify, and hold harmless Purchaser and any Affiliate of Purchaser and any such Affiliate’s and Purchaser’s directors, officers, partners, members, shareholders, employees or agents, harmless from and against any and all Losses resulting from and/or caused by the LFG prior to the Delivery Point, except to the extent resulting from Purchaser’s negligence, willful misconduct, violation of Applicable Law, or fraud.
(b)Purchaser assumes full responsibility and liability for and shall indemnify, and hold harmless Seller and any Affiliate of Seller and any such Affiliate’s and Seller’s directors, officers, partners, members, shareholders, employees or agents, harmless from and against any and all Losses resulting from and/or caused by the LFG after the Delivery Point, except to the extent resulting from Seller’s gross negligence, willful misconduct, violation of Applicable Law or fraud.
(c)The indemnities set forth in this Section 4.5.3 shall survive the termination or expiration of this Agreement.
Section 1.6Seller O&M.
1.1.1Operation of Collection System. Seller shall operate and maintain the Collection System in proper working order and shall be responsible for installation, operation, and compliance of the Collection System with all Applicable Laws and applicable Permits. In the event of damage to the Collection System, Seller shall repair such damage as promptly as practicable.
1.1.2Improvements to Collection System. Seller shall make improvements to the Collection System as required by Applicable Laws and Permits. Seller and Purchaser shall meet quarterly to review operational, compliance, and performance aspects of the Collection System (“Quarterly Reviews”). During these Quarterly Reviews, Purchaser shall be entitled to present proposals for modifications to the Collection System that are designed to improve the performance of the Purchaser’s Facility (“Collection Improvement Proposals”) at Purchaser’s expense, and that do not impair Seller’s ability to operate and maintain the Collection System in compliance with all Applicable Laws and applicable Permits. Seller shall use commercially reasonable efforts to incorporate the Collection Improvement Proposals in its planning for construction or operation and maintenance of the Collection System. Seller shall be responsible for all costs and expenses related to improvements to the Collections System, provided, however, that Purchaser shall promptly reimburse Seller in an amount not to exceed [***] dollars ($[***]) in the aggregate for reasonable documented expenses related to implementation of Collection Improvement Proposals that were carried out per prior written agreement between Purchaser and Seller.
Section 1.7Affiliate Sales. Purchaser shall (a) at all times, use commercially reasonable efforts to maximize the value of the LFG, electricity, Environmental Attributes, and any other Products, and (b) not enter into any contracts for the sale of electricity or Product with any Affiliate of Purchaser except on arm’s length terms.

Article V
PAYMENT
Section 1.1Payments.
1.1.1Up-Front Payment. As a condition precedent to Seller’s obligations under this Agreement and as compensation for Seller’s preparation of the Landfill and Site (as defined in the Lease Agreement) in connection with this Agreement, Purchaser shall make an initial payment to Seller in the amount of [***] dollars ($[***]) within ten (10) days following the Effective Date of this Agreement.
1.1.2Collection System Improvements Payment. Pursuant to Section 4.6.2, Seller shall promptly invoice Purchaser on an as-incurred basis for all reimbursement owed to Seller for reasonable documented expenses related to the implementation of Collection Improvement Proposals, and Purchaser shall reimburse Seller for all such costs within ten (10) Business Days following its receipt of such invoice.
1.1.3Royalty Payment. Purchaser shall pay the Royalty to Seller pursuant to the remaining provisions of this Article V.
Section 1.2Billing and Payment.
1.1.1Metering and Reporting. Purchaser shall cause its metering devices connected to the Utility to be read on the last Business Day of the month, and shall furnish Seller with a report on or before the fifteenth (15th) Day of the immediately following month. The report shall state the:
(a)quantity of LFG delivered to Purchaser at the Delivery Point;
(b)[reserved];
(c)the total electricity delivered from Purchaser’s Facility to the Utility during the immediately preceding month and for the year-to-date, updated each month to show cumulative megawatts of electricity delivered and Gross Revenues for which Seller has been previously compensated; and
(d)all Environmental Attributes produced, earned, or otherwise generated as a result of the production or sale of electricity from Purchaser’s Facility during the immediately preceding month, the financial compensation associated with electricity produced and/or sold for each month as well as a then current inventory report showing the following Environmental Attributes categories: (i) generated, (ii) sold, and (iii) remaining on deposit. Such inventory report shall be updated each month. The report shall include sufficient detail as to all forms of economic consideration received by Purchaser from Purchaser’s sale of electricity, E-RINs, LCFS, and all other Environmental Attributes and Products, including, without limitation, all supporting documentation which may be requested by Seller to support such numbers. The Parties acknowledge and agree that Purchaser shall sell the Environmental Attributes in its discretion, but, in any event, such sale shall occur no later than one hundred and eighty (180) Days following the generation of such Environmental Attributes.
1.1.2Payment. The report shall be accompanied by payment of the Royalty, as applicable, due to Seller for the applicable month, and all other fees or payments due under this Agreement.

1.1.3Late Payment. Any payment not timely made by Purchaser under this Agreement shall accrue late interest at the lesser of (a) two and one-half percent (2.5%) per month, and (b) the highest rate permitted by law from the date due until such amounts are paid.
Section 1.3Errors in Billing.
1.1.1Books and Records. Purchaser shall keep full and detailed books, logs, records, daily reports, accounts, schedules, payroll records, receipts, statements, electronic files, correspondence and any other pertinent documents as may be required under Applicable Law in connection with this Agreement, and as necessary to fully and accurately document, evidence, and justify each element of the Royalty and all variables used to calculate the same and validate the total amount of LFG delivered and Products generated (“Books and Records”). Purchaser shall maintain all such Books and Records in accordance with GAAP and shall retain all such Books and Records for a minimum period of six years after payment of the applicable Royalty payment to which they relate, or such greater period of time as may be required under Applicable Law.
1.1.2Audits. Upon reasonable notice, Seller and any of its representatives or invitees may audit or have audited Purchaser’s Books and Records. When requested by Seller, Purchaser shall provide the auditors and Seller’s representatives with reasonable access to, and reasonably requested copies of, any and all Books and Records.
1.1.3Errors in Billing. If either Party hereto shall find after the date of any payment hereunder that there has been an overcharge or undercharge, the Party finding the error shall promptly notify the other Party in writing within twelve (12) months of the billing error. In such case, a Party owing an amount to the other Party due to the error shall pay the amount owed no later than thirty (30) Days after the Parties agree in good faith on the error and related amount owed.
Article VI
OPERATIONS AND MAINTENANCE
Section 1.1Applicability of Article VI. Purchaser shall provide or arrange for all necessary maintenance, repairs and replacements for Purchaser’s Facility in accordance with the terms of the Lease Agreement, and this Article VI.
Section 1.2Control of Negative Pressure. For periods where Purchaser’s Facility is accepting LFG hereunder, Seller shall advise Purchaser of the negative pressure at which Purchaser’s Facility should operate. If Seller determines that Purchaser’s Facility are creating negative pressure at the Delivery Point that may adversely affect Seller’s compliance with this Agreement and Applicable Laws, Seller shall so notify Purchaser and Purchaser shall within twelve (12) hours, adjust the pressure to meet Seller’s requirements. The Parties agree that the first priority and primary goal in setting the operating pressure of Purchaser’s Facility is the maintenance of compliance with Applicable Law including without limitation the prevention of nuisance odors.
Section 1.3Interruptions in Delivery or Purchase of Landfill Gas; No Warranty.
1.1.1Notice of Interruption of Delivery or Purchase of Landfill Gas. Each Party shall immediately contact the other Party verbally, followed promptly with Notice in writing, in the event of any unanticipated interruption in the delivery or purchase of LFG hereunder.
1.1.2Scheduled Outages. The Parties shall coordinate their scheduled outages and each Party shall provide written Notice to the other Party of a scheduled outage at least seven

(7) Days in advance of the planned commencement of the outage when possible or otherwise at the earliest possible time before the outage commences; provided that scheduled outages may not exceed twenty-four (24) Days in the aggregate in any twelve month period for Purchaser.
Section 1.4Disclaimer of Warranty as to LFG Quality. Except as provided expressly herein or in the Lease Agreement, Seller makes no warranties with respect to the LFG, including without limitation any warranties of merchantability or fitness for a particular purpose, or any warranty as to the composition of the LFG.
Section 1.5Condensate Disposal. All Condensate generated by the Purchaser’s Facility in connection with the production of electricity shall be disposed of by Purchaser at Purchaser’s sole cost and in accordance with Applicable Laws, unless otherwise agreed in writing between Purchaser and Seller.
Section 1.6Meters. At no cost to Seller, Purchaser shall, at its own expense, install metering devices at a location at or near the Delivery Point, and shall operate, calibrate, and maintain (or cause the operation, calibration and maintenance of) the metering devices in accurate working order. The metering devices shall measure the volume and heating value of the LFG delivered to Purchaser and the electricity produced by Purchaser’s Facility. Seller shall have access to the metering equipment at all reasonable times and shall be provided with electronic meter readings on a continuous basis.
1.1.1Meter Tests. At Purchaser’s expense, Purchaser shall keep its metering equipment accurate and in good working order, making such periodic tests as Purchaser deems necessary, but at least once during each Billing Year. Purchaser’s meters shall be maintained and calibrated in accordance with the manufacturer’s specifications at least once during each Billing Year. Purchaser shall give Seller reasonable advance Notice of any meter test or calibration so that Seller may have its representatives present. Seller may, upon reasonable advance written notice, request a special test of the metering equipment at any time. The expense of such special test shall be paid by Seller if the equipment is found to be inaccurate by less than the manufacturer’s stated accuracy. If, upon any test, the equipment is found to be so inaccurate that it affects the measurement accuracy by the manufacturer’s stated accuracy or more, the cost of the meter test shall be paid by Purchaser and meter readings shall be corrected for a period extending back to the date on which such inaccuracy first occurred, if that date can be reasonably determined. If that date cannot be reasonably determined, corrections shall be made for the time period agreed upon by the Parties.
1.1.2Meter Out of Service. If Purchaser’s metering equipment is out of service or out of repair so that the amount of LFG delivered by Seller cannot be determined or corrected, the Parties shall estimate the amount of LFG delivered by Seller during any period when the metering equipment is out of service or out of repair based on deliveries under similar conditions during earlier periods when the metering equipment was registering properly. Notwithstanding the above, if Seller installs metering equipment reasonably acceptable to Purchaser and tests, repairs and maintains such metering equipment in a manner that is comparable to the manner in which Purchaser repairs and maintains its metering equipment, then Seller’s metering equipment shall be used to measure the quantity of LFG delivered during periods when Purchaser’s metering equipment is out of service.
1.1.3Seller’s Operation. Purchaser’s performance of its obligations pursuant to this Agreement shall at all times be subordinate to Seller’s and its Affiliates operation of the Landfill. At all times during the Term, Seller and its Affiliates shall have the right to conduct Landfill Operations as Seller and its Affiliates deem necessary or desirable in their sole judgment, in accordance with, and pursuant to the terms of, the Lease Agreement and Applicable Law.

Article VII
TAXES
Seller shall pay or cause to be paid all Taxes and assessments imposed on Seller with respect to the sale of LFG, the Royalty payments, and the ownership of the Landfill and related facilities. Purchaser shall pay or cause to be paid all Taxes and assessments imposed upon Purchaser with respect to the purchase of LFG, sale of electricity, and the ownership of Purchaser’s Facility and all Taxes that Purchaser is required to pay pursuant to the Lease Agreement.
Article VIII
REPRESENTATIONS AND WARRANTIES
Section 1.1Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that the following statements are true and correct as of the Effective Date:
(a)there are no pending or, to such Party’s knowledge, threatened claims, disputes, governmental investigations, suits, actions (including non-judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against such Party that challenge the enforceability of this Agreement or the ability of such Party to consummate the transactions contemplated hereby.
(b)(i) Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, and operate its business as currently conducted in the State of California, with full legal right, power and authority to enter into and to perform its obligations hereunder and (ii) Seller is a corporation, duly formed, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to own, lease, and operate its business as currently conducted in the State of California, with full legal right, power and authority to enter into and to perform its obligations hereunder;
(c)it has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement constitutes the legal, valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);
(d)no approval, authorization, order, consent, declaration, registration or filing with any Governmental Authority is required for the valid execution and delivery of this Agreement by such Party, except such as have been duly obtained or made. Such Party has all the rights required to enter into this Agreement and perform its obligations hereunder without the consent of any third party that has not been obtained and is in effect as of the date hereof; and
(e)neither the execution, delivery and performance of this Agreement nor the consummation by such Party of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the organizational documents of such Party, or (ii) conflict with, result in any violation or breach of, constitute a default under, require any notice or consent under, result in the creation of any lien on such Party’s assets, or create any right of termination, under the conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which such Party is a party;
Section 1.2Covenants of Both Parties. Each Party covenants to the other that during the Term of this Agreement it will:
(a)comply in all material respects at all times with all Applicable Laws necessary for its performance under this Agreement; and
(b)give all required Notices, and procure, maintain, and comply with, in all material respects, all applicable Permits necessary for the performance of its obligations under this Agreement, and pay all charges and fees in connection therewith.
Article IX
EVENTS OF DEFAULT AND REMEDIES
Section 1.1Events of Default. Each of the following occurrences shall constitute an “Event of Default” hereunder:
(a)A Party fails to make when due any payment required under this Agreement, and such failure is not cured within ten (10) Days after receipt of Notice from the other Party of such failure;
(b)Except for an Event of Default described in Section 9.1(a), the failure of a Party to perform any material covenant or obligation set forth in this Agreement, if such failure is not remedied within thirty (30) Days after receipt of Notice from the other Party of such failure, which Notice sets forth in reasonable detail the nature of the failure; provided however, that if the failure is not reasonably capable of being cured within the thirty (30) Day cure period specified above, but is curable, the Party that has failed to perform will have such additional time as is reasonably necessary to cure the failure (but in no event longer than one hundred eighty (180) Days), so long as such Party promptly commences and diligently pursues the cure; provided, further, that an Event of Default shall occur immediately to the extent any such failure cannot be cured;
(c)Any representation or warranty made by a Party in Section 8.1 of this Agreement shall have been false in any material respect when made unless such Party cures the misrepresentation or breach of warranty within thirty (30) Days after discovery by such Party or receipt of Notice from the other Party of the misrepresentation or breach of warranty;
(d)A Party (i) admits in writing its inability to pay its debts generally as they become due, (ii) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other Applicable Laws of the United States of America or any State, district or territory thereof, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a receiver of the whole or any substantial part of its assets; (v) has a petition in bankruptcy filed against it, and such petition is not dismissed within sixty (60) Days after the filing thereof, (vi) a court of competent jurisdiction enters an order, judgment, or decree appointing a receiver of the whole or any substantial part of its assets, and such order, judgment or decree is not vacated or set aside or stayed within sixty (60) Days from the date of entry thereof, or (vii) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of its assets and such custody or control is not terminated or stayed within sixty (60) Days from the date of assumption of such custody or control;
(e)A Party causes an ‘Event of Default’ under the Lease Agreement and the non-defaulting Party exercises its mature right to terminate the Lease Agreement due to such ‘Event of Default’;
(f)After achieving Substantial Completion, Purchaser’s Facilities are not commercially operational (for reasons other than a Force Majeure Event, scheduled outages, or as otherwise agreed in writing by the Parties) for a period of sixty (60) or more Days (in the aggregate) during any 365-Day period; provided that Purchaser may cure such default by paying the monthly Extension Fee (as defined below).
(g)Purchaser’s Facilities are commercially operational, but Purchaser fails to purchase the Purchase Obligation (for reasons other than a Force Majeure Event, scheduled outages, or as otherwise agreed in writing by the Parties) for a period of thirty (30) or more Days (in the aggregate) during any 365-Day period; or
(h)If the Delivery and Purchase Commencement Date does not occur within three (3) years following the Effective Date (the “Outside Date”); provided that:
(i)the Parties agree that the Outside Date shall be extended on a Day- for-Day basis for each Day of delay caused by, (i) a Force Majeure Event (provided that in no event shall such extension exceed one hundred and eighty (180) Days in the aggregate without the consent of Seller, not to be unreasonably withheld if the Force Majeure Event extends beyond such one hundred and eighty (180) Day period), or (ii) any failure of Seller to perform obligations or satisfy conditions required under this Agreement or the Lease Agreement.
(ii)Purchaser may extend the Delivery and Purchase Commencement Date for purposes of avoiding the termination of this Agreement for a period up to twelve (12) months if it is diligently continuing its efforts to develop Purchaser’s Facility. After the twelve (12) month period, Purchaser may extend the Delivery and Purchase Commencement Date for purposes of avoiding termination of this Agreement for a period up to twenty four (24) months by paying a fee to Seller equal to $[***] per month (the “Extension Fee”). For the avoidance of doubt, the Extension Fee is paid by Purchaser to Seller to extend Purchaser’s rights under this Agreement (and to delay Seller having a right to terminate this Agreement) and is not, and shall not be deemed to be, a penalty on Purchaser or damages incurred (liquidated or otherwise) by Seller and are to only be considered as compensation paid to Seller to preserve Purchaser’s rights to the LFG from the Landfill.
Section 1.2Remedies. Upon the occurrence of, and during the continuation of, an Event of Default that is not cured during any applicable cure period and for which this Agreement does not provide a specific or sole remedy, the non-defaulting Party may terminate this Agreement by Notice to the other Party, designating the date of termination and delivered to the defaulting Party no less than twenty (20) Days before such termination date. Upon the occurrence of an Event of Default, the non-defaulting Party may, in addition to the termination right described above and without regard to whether the non-defaulting Party terminates this Agreement, pursue all available remedies at law or in equity, subject to Section 9.3. The termination right pursuant to this Section 9.2 is in addition to any other termination rights provided elsewhere in this Agreement. Without limitation of the foregoing, each Party acknowledges that in the event of a breach or default or potential breach or default by the other

Party of this Agreement, the non-defaulting Party may be irreparably harmed and that monetary damages hereunder may be an insufficient remedy for such harm, and in such event, non-defaulting Party may seek any and all available equitable remedies, including injunctive relief and specific performance, in respect of such breach or potential breach.
Section 1.3Limitation on Damages.
1.1.1LIMITATION OF LIABILITY. THE MAXIMUM LIABILITY FROM ONE PARTY TO ANOTHER IN ANY YEAR SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND WILL, IN NO EVENT, WHEN TAKEN TOGETHER WITH SUCH PARTY’S LIABILITY UNDER THE LEASE AGREEMENT, EXCEED THREE MILLION DOLLARS ($3,000,000); PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO (I) ACTS OF WILLFUL MISCONDUCT OR FRAUD, (II) VIOLATIONS OF APPLICABLE LAW, (III) ANY AMOUNTS RECEIVED BY SUCH PARTY PURSUANT TO INSURANCE POLICIES REQUIRED TO BE MAINTAINED BY SUCH PARTY PURSUANT TO THIS AGREEMENT, THE LEASE AGREEMENT, OR OTHERWISE APPLICABLE TO THE PURCHASER’S FACILITIES OR THE LANDFILL, OR (IV) INDEMNITY OBLIGATIONS FOR THIRD PARTY CLAIMS SET FORTH IN THIS AGREEMENT.
1.1.2WAIVER OF CONSEQUENTIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR, AND EACH PARTY WAIVES ANY CLAIM TO, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES, INCLUDING LOSS OF PROFITS OR REVENUE, LOSS OF USE, COST OF CAPITAL, DOWN TIME COSTS, LOSS OF OPPORTUNITY, LOSS OF TAX CREDITS, AND LOSS OF GOODWILL; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING AN OBLIGATION OF A PARTY TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER PARTY AGAINST CLAIMS ASSERTED BY THIRD PARTIES INCLUDING, BUT NOT LIMITED TO, THIRD PARTY CLAIMS FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES. FOR PURPOSES OF THIS AGREEMENT, THE TERM “THIRD PARTY” EXCLUDES A PARTY’S AFFILIATES, OFFICERS, AGENTS, EMPLOYEES, LENDERS, SUCCESSORS AND ASSIGNS. If a Party terminates this Agreement due to the other Party’s Event of Default, all sums due hereunder shall be paid no later than thirty (30) Days following the date of termination.
Section 1.4Double Recovery; Proper Assertion of Claims. Notwithstanding the fact that a Party may have the right to seek indemnification under or with respect to more than one provision of this Agreement or any other agreement entered into in connection herewith, in respect of any fact, event, condition or circumstance, neither Party shall be entitled to recover the amount of any losses suffered by such Party more than once under all such agreements in respect of such fact, event, condition or circumstance, and an Indemnifying Party shall not be liable for indemnification to the extent the Indemnified Party has otherwise been fully compensated for such losses; further, each Party hereby agrees to bring any claims for indemnification or losses under the agreement most closely related to the events giving rise to such claim for indemnification or loss.
Article X
FORCE MAJEURE
Section 1.1Definition. As used in this Agreement any acts, events, or occurrences that are reasonably unforeseeable and not caused by the negligence or willful misconduct of the affected Party or any of its Personnel and are beyond the reasonable control of such Party or any of its Personnel may be considered Force Majeure Events. Depending upon the facts and circumstances, a “Force Majeure Event” as employed in this Agreement may include, without limitation: acts of God; strikes, lockouts or industrial disputes or disturbances of a nationwide or regional nature not specific to the Party claiming a Force Majeure Event; civil disturbances, arrests or restraint from rulers or people; acts of the public enemy, wars, riots, blockades or insurrections; pandemics, epidemics, lightning, earthquakes, fire, unusually severe weather, floods or explosions, governmental or judicial action or inaction, for reasons beyond either Party’s reasonable control, revoking, suspending, or preventing issuance of any licenses or Permits required for operation of the Landfill or Purchaser’s Facility; provided, however, that an economic downturn, or economic hardship suffered by a Party will not be deemed hereunder to be a Force Majeure Event.
Section 1.2Excused Performance. A Party shall be excused from performance and shall not be considered to be in default with respect to any obligation hereunder, except the obligation to make payments previously due in a timely manner for liabilities actually incurred, if and to the extent that its failure of, or delay in, performance is caused by a Force Majeure Event; provided that a Party is not excused as a result of such occurrence from any obligations of such Party which arose before the occurrence causing the suspension of performance. To be entitled to the foregoing relief, the Party claiming excuse by reason of a Force Majeure Event must:
(a)give the other Party prompt Notice describing the particulars of the Force Majeure Event as soon as the Party claiming excuse by reason of a Force Majeure Event knows of the occurrence of such event.
(b)suspend performance only to the extent and for the duration that is reasonably required by the Force Majeure Event;
(c)use commercially reasonable efforts to overcome or mitigate the effects of such occurrence; and
(d)promptly resume performance hereunder when such Party can resume performance of its obligations under this Agreement, and shall give the other Party Notice to that effect.
Section 1.3Settlement of Strikes. Nothing in this Article X shall be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to such Party’s interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts, or other labor disputes shall be entirely within the discretion of the Party experiencing such action.
Section 1.4Burden of Proof. If the Parties are unable in good faith to agree that a Force Majeure Event has occurred, the Party claiming a Force Majeure Event shall have the burden of proof as to whether such event constitutes a Force Majeure Event and is responsible for a failure or delay of the performance of its obligations.
Article XIINDEMNITY AND INSURANCE
Section 1.1Indemnification.
1.1.1Purchaser Indemnity.    Purchaser shall indemnify, hold harmless and, subject to Section 11.2, defend Seller and its Affiliates and their respective stockholders, partners, members, managers, directors, officers, employees, agents, invitees and independent contractors, and their respective successors and assigns (“Seller Persons”), from and against any and all costs, claims, liabilities, penalties, fines, damages, expenses, causes of action, suits, or judgments, including, reasonable attorneys’ fees and all court costs and experts’ fees

(collectively, “Losses”), actually incurred or paid by a Seller Person (including in connection with the claims of third parties for injury to persons or damage to property or any proceeding by a Governmental Authority) to the extent caused by or arising from:
(a)any breach by Purchaser of the representations and warranties set forth herein or in the performance of the duties and obligations of Purchaser under this Agreement or the Lease Agreement;
(b)Purchaser’s use, occupancy, conduct, operation, alteration, maintenance, repair, replacement, or management of Purchaser’s Facility or the Landfill in violation of Applicable Laws;
(c)any willful misconduct or negligent or grossly negligent act or omission of Purchaser or its Affiliate, representative or agent;
(d)any Hazardous Substance contamination or other environmental condition, including clean-up actions or remediation work resulting therefrom, at the Landfill, whether now known or hereafter discovered and caused by Purchaser or its Affiliate, representative or agent; or
(e)any and all claims, directly or indirectly arising out of or related to, Purchaser’s purchase or processing of the LFG delivered to Purchaser after the Delivery Point under this Agreement, and any and all claims arising in connection with damage to property, including without limitation damage to Purchaser’s Facility or the Landfill, injury of or death to persons, or otherwise arising in connection with electricity generated by such LFG.
1.1.2Seller Indemnity. Seller shall indemnify, hold harmless and, subject to Section 11.2, defend Purchaser and its Affiliates and their respective stockholders, partners, members, managers, directors, officers, employees, agents, invitees and independent contractors, and their respective successors and assigns (“Purchaser Persons”), from and against any and all Losses, actually incurred or paid by a Purchaser Person (including in connection with the claims of third parties for injury to persons or damage to property or any proceeding by a Governmental Authority) to the extent caused by or arising from:
(a)any breach by Seller of the representations and warranties set forth herein or in the performance of the duties and obligations of Seller under this Agreement or the Lease Agreement;
(b)Seller’s conduct, operation, alteration, maintenance, repair, replacement, or management of the Landfill in violation of Applicable Laws;
(c)any willful misconduct or negligent or grossly negligent act or omission of Seller or its Affiliate, representative or agent;
(d)any Hazardous Substance contamination or other environmental condition, including clean-up actions or remediation work resulting therefrom, at the Landfill, whether now known or hereafter discovered, caused by Seller or its Affiliate, representative or agent; or
(e)any and all claims, directly or indirectly arising out of or related to, the collection and delivery of LFG prior to and at the Delivery Point, and any and all claims arising in connection with damage to property, including without limitation damage to Purchaser’s Facility or the Landfill, or injury of or death to persons resulting from the presence of any component within such LFG, or otherwise arising in connection with such LFG.
Section 1.2Notice and Defense of Claims.
1.1.1Notice of Indemnification. Whenever a claim shall arise for indemnification hereunder or upon learning of facts which a Seller Person believes may give rise to a claim for indemnification, a Seller Person (the “Indemnified Party”) shall give prompt written Notice to Purchaser (the “Indemnifying Party”) of the claim for indemnification and the facts, in reasonable detail, constituting the basis for such claim; provided that failure of an Indemnified Party to give prompt written Notice of any claim shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is adversely affected in its ability to defend against such claim or is otherwise prejudiced thereby.
1.1.2Indemnification Process. The obligations and liabilities of an Indemnifying Party to an Indemnified Party under this Article XI with respect to claims resulting from the assertion of liability by those not party to this Agreement (including claims of Governmental Authorities for penalties, fines and assessments) shall be subject to the following conditions:
(a)The Indemnified Party shall give prompt written Notice to the Indemnifying Party of the nature of the assertion of Losses by a third party and the amount thereof to the extent known; provided that failure of an Indemnified Party to give prompt written Notice of any claim shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is adversely affected in its ability to defend against such claim or is otherwise prejudiced thereby.
(b)The Indemnifying Party shall be entitled to participate in or, at its option, assume the defense, appeal or settlement of such claim. Such defense, appeal or settlement shall be conducted through counsel selected by the Indemnifying Party. The Indemnifying Party shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnified Party reasonably believes an adverse determination with respect to the claim or giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnified Party; or (D) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim.
(c)In any claim initiated by a third party and defended by the Indemnifying Party (A) the Indemnified Party shall have the right to be represented by advisory counsel and accountants at its own expense, (B) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such claim at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (C) the Indemnifying Party shall make available to the Indemnified Party, and its attorneys, accountants and other representatives, all books and records of the Indemnifying Party relating to such claim and (D) the Parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such claim.

(d)No third party claim may be compromised or settled by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of Applicable Law by the Indemnified Party, and no effect on any other claims that may be raised by the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. Similarly, no third-party claim may be settled by the Indemnified Party without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 1.3Survival. Notwithstanding any other provisions in this Agreement, all provisions of this Article XI shall survive expiration or termination of this Agreement by default or otherwise.
Section 1.4Insurance. Purchaser shall maintain in effect the insurance coverage required by the Lease Agreement. Purchaser’s insurance coverage and the limitations thereunder shall in no way limit the indemnity obligations set forth in this Agreement; provided that, to the extent an insurable claim arises, the Parties agree to first pursue recovery under such insurance coverage before seeking indemnification from the other Party. For the avoidance of doubt, a Party’s deductible under its respective insurance policies constitutes Losses for which it may seek indemnification from the Indemnifying Party (to the extent permitted by this Article XI).
Article XII
ASSIGNMENT
This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns (including by operation of law), but, except as permitted in Section 13.14 below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Purchaser without the prior written consent of Seller (to be granted in Seller’s sole discretion), provided that Seller may make such an assignment without Purchaser’s consent to (a) a successor to substantially all of Seller’s business, whether in a merger, sale of stock, sale of assets or other transaction, and (b) an Affiliate of Seller. Any purported assignment or delegation in violation of this Section shall be null and void.
Article XIII
MISCELLANEOUS
Section 1.1Notices. All notices, reports, certifications, or other documentation, and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally or by facsimile transmission with completed transmission acknowledgment or by electronic mail, or when delivered if mailed by overnight delivery via a nationally recognized courier or registered or certified first class mail (return receipt requested), postage prepaid, to the recipient Party at its below address (or at such other address or facsimile number for a Party as shall be specified by like notice (each a “Notice”); provided, however, that notices of a change of address shall be effective only upon receipt thereof and that any notice provided by electronic mail will be followed promptly by another form of notice consistent with this Section 13.1 and will be effective when such follow-up notice is deemed effective):
If to Purchaser:    Guadalupe Renewable Energy LLC
One North Lexington Avenue
Suite 1450
White Plains, New York 10601

Attn: Chief Operating Officer
Email: [***]
with a copy to    :    OPAL Fuels LLC
One North Lexington Avenue
Suite 1450
White Plains, New York 10601
Attn: Office of General Counsel
Email: [***]
If to Seller:        Guadalupe Rubbish Disposal Co., Inc.
15999 Guadalupe Mines Road
San Jose, California 95120
Attn: [***]
Email: [***]
with a copy to:        WM Renewable Energy, L.L.C.
800 Capitol, Suite 3000
Houston, Texas 77002
Attn: Vice President of Renewable Energy
Email: [***]
and:            Waste Management Legal
800 Capitol, Suite 3000
Houston, Texas 77002
Attn: General Counsel
Email: [***]
and:            WM Corporate Real Estate
720 Butterfield Road
Lombard, IL 60148
Attention: VP of Real Estate
Each Party may designate a different address for notices by Notice given as provided above.
Section 1.2Governing Law, Jurisdiction, Venue.
1.1.1THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW OR OTHER PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
1.1.2THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON- EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS IN HOUSTON, TEXAS AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS WITH RESPECT TO THE ENFORCEMENT OF ANY AWARD PURSUANT TO SECTION 13.3, OR ANY SUIT, ACTION OR PROCEEDING, INCLUDING AN ACTION FOR AN ORDER OF INTERIM, PROVISIONAL OR CONSERVATORY MEASURES TO MAINTAIN THE STATUS QUO AND PREVENT IRREPARABLE HARM, AND THE PARTIES IRREVOCABLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OR DEFENSE THAT THE FORUM IS INCONVENIENT WITH RESPECT TO ANY SUCH SUIT, ACTION OR PROCEEDING FOR SUCH. EACH

PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO ANY SUCH DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 1.3Dispute Resolution.
1.1.1Notice of Dispute. Subject to Section 13.3.3, and except as provided in Article XI, in the event a dispute, controversy or claim (a “Dispute”) arises hereunder, including any claim whether in contract, tort (including negligence), strict product liability or otherwise, the aggrieved Party will promptly provide Notice of the Dispute to the other Party within ten (10) Days after such dispute arises. Thereafter, a meeting shall be held promptly between the Parties, attended by representatives of the Parties with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute (“Party Representative Negotiations”). If the Parties are not successful in resolving a Dispute through Party Representative Negotiations within twenty-one (21) Days of such meeting, then, subject to the limitations on remedies set forth in Section 9.2, either Party may seek to proceed as set forth in this Section 13.3.
1.1.2Technical Disputes. If such Dispute arises primarily from technical issues in respect of the operation and/or maintenance of Purchaser’s Facility or if the Parties agree to submit a Dispute to an Independent Engineer pursuant to this Section 13.3.2, the Parties shall, within ten (10) Business Days following the expiration of Party Representative Negotiations, appoint an independent and unaffiliated third party, reasonably acceptable to both Parties, who has nationally recognized expertise in the area of dispute and that has not: (a) provided technical, financial or engineering assistance to a Party or any of its Affiliates, of a material nature within the thirty-six (36) months immediately preceding the date of the Notice of Dispute; or (b) earned revenue from a Party or any of its Affiliates that exceed five percent (5%) of the Independent Engineer’s annual review in any of the five (5) calendar years preceding the date of the Notice of Dispute (the “Independent Engineer”). If the Parties are unable to agree on an Independent Engineer within such ten (10) Business Day period, then each of the Seller and Purchaser respectively shall within a further ten (10) Business Days give notice to the other Party of its Independent Engineer and the Independent Engineers selected by the Parties shall as soon as possible thereafter, appoint a third Independent Engineer who shall act as the Independent Engineer. Alternatively, the Parties may agree at any time during the Term as to the identity of the Independent Engineer(s) to which disputes submitted for resolution pursuant to this Section 13.3.2 shall be submitted for determination. The dispute described in the applicable notice shall be submitted to the Independent Engineer selected in the manner herein provided for determination, and the decision of the Independent Engineer shall be final and binding on the Parties.
1.1.3Ordinary Disputes. If the Dispute cannot be settled through Party Representative Negotiations and does not arise primarily from technical issues in respect of the operation and/or maintenance of Purchaser’s Facility, or the Parties otherwise agree to not submit such Dispute to an Independent Engineer for resolution, the Parties agree to endeavor to settle the Dispute within ten (10) Business Days by mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures before resorting to arbitration. The Parties further agree that any unresolved Dispute shall be determined by arbitration administered by the AAA in accordance with its Commercial Arbitration Rules (“AAA Rules”) and that judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
(a)If the Dispute is not resolved by AAA mediation as set forth above, such Dispute shall be heard by a panel of three (3) arbitrators. Within ten (10) Business Days after the commencement of arbitration, each Party shall select one person to act as an arbitrator and the two selected arbitrators shall select a third arbitrator within five (5) Business Days of the appointment of the last designated arbitrator. Each person selected shall have at least ten (10) years of demonstrable experience in litigation or dispute resolution in the construction and/or waste disposal industry in order to serve as an arbitrator. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected pursuant to Rule 12 of the AAA Rules in effect as of the Effective Date of this Agreement.
(b)The place of arbitration shall be Houston, Texas.
(c)All Disputes when initially brought to arbitration shall set forth the amount of damages sought. If the amount in the Dispute is less than one million dollars ($1,000,000) there shall be no discovery other than the exchange of documents. If the amount in the Dispute is one million dollars ($1,000,000) or greater, discovery shall consist of no more than five (5) depositions for a total time not to exceed of thirty (30) hours.
(d)Hearings will take place pursuant to the standard procedures of the AAA Rules that contemplate in-person hearings. The standard provisions of the AAA Rules shall apply.
(e)The award shall be made within six (6) months of the filing of the notice of intention to arbitrate, and the arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by the arbitrators for good cause shown, or by mutual agreement of the Parties.
(f)The Parties hereby agree that the arbitrators shall have no authority to award punitive damages, exemplary damages, moral damages, treble damages, or any other penalty or punitive type of damages (“Punitive Damages”), regardless of whether such damages may be available under law. The Parties hereby waive to the fullest extent permitted by law, their right, if any, to recover such Punitive Damages.
(g)Each Party shall bear its own costs, expenses, and fees incurred in connection with the arbitration, as well as an equal share of the arbitrators’ and administrative fees of arbitration. Except as may be required by law or to enter judgment on an award rendered by the arbitrators, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.
The provisions of this Section 13.3 shall survive the termination or expiration of this Agreement.
Section 1.4Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, portable document format or other electronic means (including services such as DocuSign) will be considered original signatures, and each Party shall thereafter promptly deliver original signatures to the other Party.
Section 1.5Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but any such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.
Section 1.6No Third Party Beneficiaries. Except as otherwise specified herein, (a) nothing in this Agreement nor any action taken hereunder shall be construed to create any duty, liability or standard of care to any Person that is not a Party, (b) no Person that is not a Party shall have any rights or interest, direct or indirect, in this Agreement or the services to be provided hereunder and (c) this Agreement is intended solely for the benefit of the Parties, and the Parties expressly disclaim any intent to create any rights in any third party as a third-party beneficiary to this Agreement or the services to be provided hereunder.
Section 1.7Interpretation. The article, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
Section 1.8Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
Section 1.9Entire Agreement. This Agreement combined with the Lease Agreement, including the recitals hereto and all schedules, attachments or exhibits attached hereto, constitutes the entire agreement between the Parties concerning the subject matter hereof, which supersedes all previous written and oral negotiations, commitments, proposals and writings. This Agreement may be amended modified or supplemented only by written agreement of Purchaser and Seller. To the extent that there is any conflict between the provisions of the body of this Agreement and the provisions of any schedule, attachment or exhibit attached hereto, the body of this Agreement shall control.
Section 1.10Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between Purchaser and Seller, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Purchaser and Seller hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.
Section 1.11Further Assurances. Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement.
Section 1.12Emergency Contact. Each Party shall make available by phone twenty-four (24) hours per Day, seven (7) Days per week, an individual or individuals whom the other Party may contact in the event of an emergency or any other situation requiring immediate communication between the Parties, including, but not limit to, the need to interrupt or re-start the flow of LFG.

Section 1.13No Partnership. Nothing contained in this Agreement shall be construed to create any association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability or an agency relationship on, or with regard to, either Party.
Section 1.14Lender Cooperation. Seller shall cooperate with and abide by the reasonable requests (assuming a reasonable number of requirements and requests, in the aggregate) of the financial institutions, investors, and/or government entities that provide construction or other financing or equity investment in or for Purchaser’s Facility or Purchaser (collectively referred to in this Agreement as the “Lender”). Upon written Notice to Seller, Purchaser may assign a collateral security interest in this Agreement to a Lender as collateral security, so long as such collateral assignment does not materially alter this Agreement; provided that any absolute assignment of this Agreement to a Lender shall occur only following and as the result of the exercise by such Lender of its remedies in connection with such a default by Purchaser under the applicable financing documents. Purchaser shall reimburse Seller for all reasonable, documented third party costs, including attorneys’ fees, incurred by Seller to comply with the provisions of this Section 13.14 within fifteen (15) Days following receipt of an invoice from Seller. Nothing in this Section 13.14, or Seller’s failure to execute the documents stated in this Section 13.14, shall relieve Purchaser of its payment obligations under this Agreement.
Section 1.15Confidentiality. Each Party (“Receiving Party”) shall keep and cause its employees to keep confidential, for the Term of this Agreement, the pricing aspects of this Agreement, data and information concerning the business plans or activities of the other Party, its Affiliates, or third parties (collectively, “Disclosing Party”) which are made available to Receiving Party by Disclosing Party or which result from either Party’s performance in connection with this Agreement. Receiving Party agrees not to use said information and data except for the purposes of performing under this Agreement. However, the above obligations of confidentiality and nonuse do not apply to information which (a) Receiving Party can demonstrate was known to it prior to disclosure by Disclosing Party; (b) is, or later becomes, public knowledge without breach of this Agreement by Receiving Party; (c) Receiving Party receives from a third party who Receiving Party did not know was under obligations of confidentiality to Disclosing Party; or (d) is developed by Receiving Party independently from information received from Disclosing Party, as evidenced by appropriate documentation. Notwithstanding the foregoing, Receiving Party may disclose said information and data if ordered to do so by a court or a government agency with jurisdiction over the matter, provided that Receiving Party shall furnish Disclosing Party, if practical, notice of receipt of a request for disclosure of said information and data in such proceeding. This Article shall survive the expiration or early termination of this Agreement for a period of twelve (12) months thereafter.
Section 1.16Public Announcement. No public announcement or external communication (whether in the form of a press release or otherwise) shall be made by or on behalf of Purchaser, Purchaser’s Affiliates or Purchaser’s representatives with respect to the subject matter of this Agreement and/or the Lease Agreement unless (a) Seller has agreed in writing to permit such public announcement or external communication, which shall not be unreasonably withheld so long as such public announcement or external communication contains no information that may be reasonably used to identify Seller, its Affiliates or the Landfill; or (b) such public announcement is required by law, Purchaser is required to make such announcement, and Purchaser has given prior written notice thereof to Seller. No public announcement or external communication containing any direct reference to, or information that may be reasonably used to identify Seller, its Affiliates or the Landfill, (whether in the form of a press release or otherwise) shall be made by or on behalf of Purchaser, Purchaser’s Affiliates or Purchaser’s representatives with respect to the subject matter of this Agreement and/or the Lease Agreement unless Seller has agreed in writing to permit such public announcement or external communication, which permission may be withheld in its sole discretion. The language and substance of any public announcement made as permitted under this Section 13.16 shall in all cases be only as mutually agreed upon by the Parties.

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by an Authorized Representative as of the date first written above.
SELLER:

GUADALUPE RUBBISH DISPOSAL CO., INC.

By:    /s/ Barry Skolnick

Name:    Barry Skolnick

Title:    President

PURCHASER:

GUADALUPE RENEWABLE ENERGY LLC

By:    /s/ Jonathan Maurer

Name:    Jonathan Maurer

Title:    Co-CEO

Signature Page to LFG Purchase and Sale Agreement